Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Announces Executive Management Transition

- CFO William E. Sullivan to Retire from Prologis; Thomas S. Olinger to be Named CFO, as Previously Planned -

SAN FRANCISCO, February 16, 2012 – Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, today announced that William E. Sullivan, chief financial officer (CFO) of Prologis, will retire from Prologis effective upon the filing of the company’s first-quarter 2012 10-Q, expected to be on or about May 4, 2012. As announced at the time of the merger, Sullivan will be succeeded by Thomas S. Olinger, who currently serves as the company’s chief integration officer.

“On behalf of the company, I want to express our gratitude to Bill for his significant contributions—he was instrumental in establishing and implementing the plan to reposition and rebuild the former ProLogis in 2008,” said Walter C. Rakowich, co-chief executive officer, Prologis. “I have also truly enjoyed working with Tom over the past year as my partner on the merger integration activities. Bill, Tom and their teams have done an incredible job integrating the two companies and identifying and realizing merger synergies.”

“With the heavy lifting associated with the merger integration behind us, I feel it is an appropriate time for me to step aside and to focus on the next phase of my career aspirations,” said Sullivan. “Working with the incredibly talented group of professionals at Prologis has been a highlight of my career. I am confident that Tom will do a fabulous job as the new CFO and I wish Tom and the company all the best going forward.”

Sullivan has served as CFO since joining the former ProLogis in March 2007, with responsibility for worldwide corporate finance, including treasury, cash management, financial planning, financial reporting, accounting, tax, investor relations, corporate communications and internal audit. As CFO, Sullivan played a key role in the merger of ProLogis and AMB Property Corporation, the largest real estate merger in history.

As announced at the time of the merger, Olinger will assume the CFO role upon Sullivan’s retirement. Olinger served as CFO of AMB from 2007, when he joined the company, up to the June 2011 merger. Previously he spent five years as the vice president, corporate controller at Oracle Corporation. Prior to that, he spent 14 years at Arthur Andersen, the last three as an audit partner in its U.S. real estate and technology groups.

“Bill has played a vital role leading up to and following the merger. His leadership, business acumen, integrity and laserlike focus on always ‘getting it right’ have proved invaluable to the executive team and to the company,” said Hamid R. Moghadam, chairman and co-chief executive officer, Prologis. “Bill’s decision to retire earlier than originally planned is a testament to how quickly the two companies have come together. He is ready to move forward knowing that his job with Prologis is complete, and we all wish him the best for the future.”

About Prologis

Prologis, Inc. is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of December 31, 2011, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 600 million square feet (55.7 million square meters) in 22 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

CONTACTS

Tracy A. Ward	James Larkin
SVP, IR & Corporate Communications	VP, Corporate Communications
Direct: +1 415 733 9565	Direct: +1 415 733 9411
Email: tward@prologis.com	Email: jlarkin@prologis.com